Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 30, 2020, relating to the balance sheet of BCTG Acquisition Corp. as of June 30, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from May 21, 2020 (inception) through June 30, 2020, appearing in the Registration Statement on Form S-1, File No. 333-240237.

/s/ WithumSmith+Brown, PC

New York, New York
September 2, 2020